UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 13, 2017

Alaska Communications Systems Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska		99503-6091
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (907) 297-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 13, 2017, Alaska Communications Systems Holdings, Inc. (“Alaska Communications”), as borrower, entered into a Credit Agreement with Alaska Communications Systems Group, Inc. (the “Parent” or the “Company”) and certain of the Parent’s direct and indirect subsidiaries, as guarantors, ING Capital LLC, as Administrative Agent, and the lenders party thereto (the “Credit Agreement”) to provide debt financing in the form of a Revolving Facility in an aggregate amount at any one time outstanding not to exceed $15,000,000, including a letter of credit subfacility and swingline subfacility with commitment limitations based on amounts drawn under the Revolving Facility (collectively, the “Revolving Facility”), a term loan facility (A-1) in the aggregate amount not to exceed $120,000,000 (the “Term A-1 Facility”) and term loan facility (A-2) in the aggregate amount not to exceed $60,000,000 (the “Term A-2 Facility”, and collectively with the Revolving Facility and Term A-1 Facility, the “Credit Facility”).

As of March 13, 2017, the lenders became committed to fund the Credit Facility upon Alaska Communications satisfying certain standard conditions precedent to disbursement of the loans. The Term A-1 Facility and Term A-2 Facility proceeds are to be used to refinance Alaska Communications’ outstanding $62 million first lien term loan facility and $25 million second lien term loan facility, finance the purchase or repayment at maturity of the 6.250% convertible notes of the Parent having a due date of May 1, 2018 (the “Convertible Notes”) (including through payment relating to a previously announced tender offer for the Convertible Notes expected to be launched in the near term (the “Tender Offer”)) and to pay related fees and expenses. Proceeds of the Revolving Facility will be used for working capital and other general corporate purposes. Proceeds of the Term A-1 Facility and Term A-2 Facility in the principal amount of the Convertible Notes outstanding on the funding date that are not repaid or repurchased on the funding date (currently $94,000,000) will be disbursed into and held in a full dominion account. Such proceeds will be released to purchase or repay principal of the Convertible Notes from time to time, subject to Alaska Communications satisfying the disbursement conditions set forth in the Credit Agreement.

The Credit Facility also provides incremental term loans up to an aggregate amount of $50,000,000, which may be borrowed by Alaska Communications subject to obtaining commitments of lenders. In certain cases, borrowing an incremental term loan may result in an increase to the interest rate of the Term A-1 Facility and Term A-2 Facility.

The final maturity date for the Revolving Facility and Term A-1 Facility is March 13, 2022, and Term A-2 Facility is March 13, 2023. The terms and conditions of the Credit Facility include the following:

•	Amounts outstanding under the Revolving Facility and Term A-1 Facility bear an interest rate of LIBOR plus 5%, and amounts outstanding under the Term A-2 Facility bear an interest rate of LIBOR plus 7%, each with a LIBOR floor of 1%. At Alaska Communications’ discretion, an alternate base rate may be selected at a margin that is 1% lower than the counterpart LIBOR margin;

•	Principal payments are due quarterly commencing December 31, 2017. The Term A-1 Facility begins amortization at the rate of 1.25% per quarter for approximately two years and stepping up thereafter. The Term A-2 Facility begins amortization at the rate of 0.25% per quarter for approximately three years and stepping up thereafter;

•	Alaska Communications is required to maintain financial ratios including (a) a Net Total Leverage Ratio not to exceed 3.75:1.00, stepping down at various periods; and (b) Fixed Charge Coverage Ratio of not less than 1.05:1.00, as such ratios are defined in the Credit Agreement;

•	Repurchases of the Parent’s equity interests are subject to a $10,000,000 limitation, satisfying a minimum liquidity and cash-flow requirement and other customary conditions as described in the Credit Agreement. Upon achieving certain Net Total Leverage Ratio targets, the Parent may make additional repurchases;

•	Other customary covenants restricting the incurrence of debt, declaring dividends, making investments, dispositions, and entering into mergers and acquisitions;

•	Upon funding the Credit Facility, a guarantee by the Parent and all wholly-owned subsidiaries; and

•	Upon funding the Credit Facility, the Credit Facility will be secured by substantially all of the personal property and certain material real property owned by the Parent, Alaska Communications, and its wholly-owned subsidiaries, excluding, among other things, certain federal and state licenses where a pledge is prohibited by applicable law or is permitted only with the consent of a governmental authority that has not been obtained.

The Credit Facility also contains certain customary covenants and events of default, as well as, in the event of an occurrence of an “Event of Default,” customary remedies for the lenders, including the acceleration of any amounts outstanding under the Credit Facility. Additionally, the Credit Facility includes certain customary conditions that must be met for Alaska Communications to borrow under the Credit Facility from time to time.

Certain parties to the Credit Agreement, including ING Capital LLC and certain of the lenders, are parties to Alaska Communications’ current credit facilities, have in the past performed, and may in the future perform, investment banking, financial advisory, lending, or commercial banking services, or other services for Alaska Communications and the Parent and its subsidiaries, for which they receive, have received, and may in the future receive, compensation and expense reimbursement.

The foregoing description of the Credit Facility is only a summary and does not purport to be complete. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Company’s entry into, and borrowing under, the Credit Facility is incorporated herein by reference.

Important Information Regarding the Potential Tender Offer

The information herein is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any and all of the Company’s outstanding 6.25% Convertible Notes due 2018. The potential Tender Offer described herein has not yet commenced, and there can be no assurances that the Company will commence the Tender Offer on the terms and conditions described herein or at all. If the Company commences the Tender Offer, the Tender Offer will be made solely by an Offer to Purchase, the Letter of Transmittal and related materials, as they may be amended or supplemented. Stockholders should read the Company’s commencement tender offer statement on Schedule TO, expected to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the Tender Offer, which will include as exhibits the Offer to Purchase, the Letter of Transmittal and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information related to the potential Tender Offer. If the Company commences the Tender Offer, each of these documents will be filed with the SEC, and, when available, stockholders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information agent in connection with the Tender Offer.

Forward-Looking Statements

This press release includes certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control. Such factors include, without limitation, Federal and Alaska Universal Service Fund changes, our ability to meet the terms and conditions of the Credit Agreement and the New Credit Facility, draw down funds under the New Credit Facility and continue to meet applicable requirements, our ability to commence and complete the expected Tender Offer for the Convertible Notes or otherwise repurchase the Convertible Notes or make repurchases of shares of common stock under the Company’s repurchase plan or otherwise, adverse economic conditions, the effects of competition in our markets, our relatively small size compared with our competitors, the Company’s ability to compete, manage, integrate, market, maintain, and attract sufficient customers for its products and services, adverse changes in labor matters, including workforce levels, our ability to service our debt (including pursuant to our refinanced credit arrangements) and refinance as required, labor negotiations, including renegotiating our collective bargaining agreement, employee benefit costs, our ability to control other operating costs, disruption of our supplier’s provisioning of critical products or services, the impact of natural or man-made disasters, changes in Company’s relationships with large customers, unforeseen changes in public policies, regulatory changes, changes in technology and standards, our internal control over financial reporting, and changes in accounting standards or policies, which could affect reported financial results. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s SEC filings, including, but not limited to, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Copies of the Company’s SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com or at the SEC’s website, www.sec.gov.

Item 9.01	Financial Statements and Exhibits

Exhibit No.

10.1	Credit Agreement, dated as of March 13, 2017, by and among Alaska Communications, as the borrower, the Company and certain of its direct and indirect subsidiaries, as guarantors, ING Capital LLC, as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.

March 15, 2017	By:	Leonard A. Steinberg
		Name:	Leonard A. Steinberg
		Title:	Corporate Secretary

Exhibit Index

Exhibit No.

10.1	Credit Agreement, dated as of March 13, 2017, by and among Alaska Communications, as the borrower, the Company and certain of its direct and indirect subsidiaries, as guarantors, ING Capital LLC, as administrative agent, and the lenders party thereto.